EXHIBIT 5(A)(II)

                           HARRIS INSIGHT FUNDS TRUST
                           60 STATE STREET, SUITE 1300
                                BOSTON, MA 02109

                                                       January 21, 1997

Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois  60603

To Whom It May Concern:











         Reference is made to the Investment Advisory Agreement between Harris Insight Funds Trust (the "Trust") and Harris Trust and Savings Bank dated February 23, 1996 (the "Agreement").

         Pursuant to Section 1 entitled "Appointment of Adviser," this writing is to provide notice of the addition of a new series, Harris Insight Small-Cap Value Fund ("Small-Cap Value Fund") under the Trust. Small-Cap Value Fund is to be considered a Fund under the Agreement and shall be subject to the provisions of the Agreement to the same extent as the Funds named thereunder. The Trust shall pay, on behalf of Small-Cap Value Fund, the Adviser a fee, computed and accrued daily and payable on the first business day of each month at an annual rate of 0.80% of the average daily net assets of Small-Cap Value Fund. Such fee as is attributable to Small-Cap Value Fund shall be a separate charge to Small-Cap Value Fund and shall be the several (and not joint or joint and several) obligation of Small-Cap Value Fund.

         The Trust requests that you act as Investment Adviser with respect to Small-Cap Value Fund while continuing to act as Investment Adviser with respect to the Funds named in the Agreement.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.

                                                     Sincerely,

                                                     Harris Insight Funds Trust

                                                     /s/ Richard W. Ingram
                                                     --------------------------
                                                     Richard W. Ingram
                                                     President

Accepted:         Harris Trust and Savings Bank

                  /s/ Peter P. Capaccio
                  ----------------------
                  By: Peter P. Capaccio